Exhibit 21.1
SIRIUS XM HOLDINGS INC.
SUBSIDIARIES
Sirius XM Inc.
Sirius XM Radio LLC.

Automatic Labs Inc.
Satellite CD Radio LLC
Sirius XM Connected Vehicle Services Inc.
Sirius XM Connected Vehicle Services Holdings Inc.
SXM CVS Canada Inc.
XM 1500 Eckington LLC
XM Emall Inc.
XM Investment LLC
XM Radio LLC
Pandora Media, LLC
AdsWizz Inc.
Stitcher Media LLC
Audios Ventures Inc. (dba Simplecast)
Astor Investments Inc.
Regency Valley Investments Inc.
Sirius XM Ireland Limited